Exhibit 99.A

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL
SCHEDULE

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees

Years ended December 31, 2003 and 2002
with Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Audited Financial Statements and
Supplemental Schedule

Years ended December 31, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee
NOVA Chemicals Inc.

Savings and Profit Sharing Plan
for U.S. Employees

We have audited the accompanying statements of net assets available for benefits of NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2003 and 2002, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at December 31, 2003 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

April 23, 2004

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Statements of Net Assets Available for Benefits

	December 31
	2003	2002

Assets
Investments, at fair value (Note 3)	$100,076,276	$71,060,292
Participant loans	1,729,213	1,792,400
Total investments	101,805,489	72,852,692

Cash	213,013	79,979
Employer contribution receivable	297,127	312,974
Other receivable	17,203	33,424
Net assets available for benefits	$102,332,832	$73,279,069

See accompanying notes.

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Statements of Changes in Net Assets Available for Benefits

	Years ended December 31
	2003	2002

Investment income (loss):
Interest	$734,495	$690,002
Dividends	566,653	784,230
Realized and unrealized appreciation (depreciation) in fair value of investments	22,068,409	(13,107,388)
Net investment income (loss)	23,369,557	(11,633,156)

Contributions:
Employer	3,528,460	3,353,705
Participating employees	6,832,075	6,741,179
Employee rollovers	225,023	148,498
	10,585,558	10,243,382
Total investment income (loss) and contributions	33,955,115	(1,389,774)

Distributions to participants	(4,899,071)	(6,248,511)
Other	(2,281)	(36,128)
Increase (decrease) in net assets available for benefits	29,053,763	(7,674,413)

Net assets available for benefits at beginning of year	73,279,069	80,953,482
Net assets available for benefits at end of year	$102,332,832	$73,279,069

See accompanying notes.

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Notes to Financial Statements

Years ended December 31, 2003 and 2002

1. Description of the Plan

The following description of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company) (formerly Novacor Chemicals Incorporated) to provide employees of the Company and designated affiliates with the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan at the beginning of the first month following their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than 100% (10% for highly-compensated employees) of their pretax or after-tax base compensation, not exceeding $12,000 and $11,000 in total in calendar years 2003 and 2002, respectively. All employee contributions are made through payroll deductions. On the first day of the month following completion of twelve months of service, employees are eligible for an employer contribution of two percent (2%) of base pay, and a match of one percent (1%) for each personal one percent (1%) contribution, up to two percent for personal contributions against base pay. The Plan also includes a profit sharing component whereby employees can receive up to six percent (6%) of their base pay and are given the option of investing it in the Plan. Total contributions are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

Participant Account, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their account. Upon normal retirement or termination of employment, a participant or beneficiary may receive the value of their account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance, not including the NOVA Chemicals Stock Fund. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of six percent (6%) to eleven and one-half percent (11.5%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are stated at fair market value. The units/shares are valued at quoted market prices which represent the net asset values of units/shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Costs of securities sold are valued at average unit cost.

Administrative Costs

All investment fees are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2003		2002

NOVA Chemicals Stock Fund	$23,916,643		$14,769,546
Fidelity Equity Income II Fund	9,519,040		6,529,920
Fidelity Magellan Fund	16,774,039		13,657,933
PIMCO Total Return Fund	6,726,921		7,684,790
Schwab Stable Value Fund	7,379,366		6,268,027
Vanguard Index Trust 500 Portfolio	11,002,553		7,607,616
Strong Equity Growth Fund	4,646,284	*	3,681,922
Dreyfus Small Company Value Fund	5,282,587		2,007,471

*Not individually greater than 5% but presented for comparative purposes.

During 2003 and 2002, the Plan’s investments (including investments purchased, sold as well as held during the year) appreciated (depreciated) in fair value as determined by quoted market prices as follows:

	December 31
	2003	2002

Common stock	$7,679,849	$(478,616)
Shares of registered investment companies	14,388,560	(12,628,772)
	$22,068,409	$(13,107,388)

4. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

Supplemental Schedule

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

EIN: 36-3203832	Plan Number: 020

Schedule H, Line 4i—Schedule of Assets
(Held at End of Year)

December 31, 2003

Description of Assets	Units/Shares	Cost	Market Value

Investments:
NOVA Chemicals Stock Fund (1)	887,445	$12,717,467	$23,916,643
Fidelity Asset Manager Fund	217,717	3,499,617	3,431,214
Fidelity Equity Income II Fund	417,868	9,729,021	9,519,040
Fidelity Magellan Fund	171,619	17,992,453	16,774,039
Brown Capital Small Company Fund	81,477	2,358,495	2,422,318
PIMCO Total Return Fund	628,097	6,651,253	6,726,921
Schwab Stable Value Fund	499,122	7,057,495	7,379,366
Vanguard Index Trust 500 Portfolio	107,384	11,452,959	11,002,553
Strong Equity Growth Fund	270,290	6,184,072	4,646,284
Dreyfus Small Company Value Fund	231,692	4,524,831	5,282,587
ING International Value Fund	263,844	3,324,875	3,986,677
Morgan Stanley Institutional Mid-Cap Value Fund	120,775	2,264,167	2,480,724
TransCanada Pipeline Stock Fund	115,583	1,380,415	2,486,190
Money Market Funds	21,720	21,720	21,720
Total investments		89,158,840	100,076,276

Other:
Participant loans (2)			1,729,213
		$89,158,840	$101,805,489

(1) Represents party-in-interest to the Plan.

(2) Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance, not including the NOVA Chemicals Stock Fund. The current loan accounts bear interest at rates of six percent (6%) to eleven and one-half percent (11.5%), are secured by the assets in the member’s account, and must be repaid within five years.